Exhibit 99.1

Discovery Gold Corporation Completes Debt for Equity Restructuring and Strengthens Balance Sheet

Denver, CO., October 11, 2012 – Discovery Gold Corporation (OTCQB: DCGD) ("Discovery Gold" or the “Company”) is pleased to announce that the Company has completed a series of debt restructuring transactions involving the conversion of liabilities totalling $394,387 into 3,120,749 restricted shares of its common stock.  As the result of these transactions, approximately 72% of the Company’s outstanding debts have been satisfied in full.  No free-trading shares of the Company were issued as part of these transactions.

“The completion of this debt restructuring is an important step forward for the Company as we prepare to commence gold exploration at the Edum Banso project in Ghana,” stated David Cutler, CFO of Discovery Gold.  “I am gratified by this show of confidence in the Company by the directors, consultant and significant stockholders who have elected to convert debt for shares; the Company is now better positioned for financing”, said Discovery Gold President, Steve Flechner.

The Company anticipates that further details regarding exploration plan, schedule and financing regarding exploration of the Edum Banso Gold Project in Ghana will be released shortly.

About Discovery Gold Corporation

Discovery Gold Corporation is an emerging U.S. based mineral exploration company, whose wholly-owned subsidiary, Discovery Gold Ghana Limited, holds exclusive rights to explore the Edum Banso Gold Project within the historic and prolific gold producing Ashanti Gold Belt in Ghana.

For further information regarding Discovery Gold Corporation, contact:

LiveCall Investor Relations
Gerry Belanger, (855) 490-9700 (Toll-free)
E-mail:  DCGD@livecallir.com
Website: www.discoverygold.comThis e-mail address is being protected from spambots. You need JavaScript enabled to view it

Forward-Looking Statements/Disclaimer

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by the use of words such as "anticipate", "believe", "expect", "may", "will", "would", "should", "plan", "projected", "intend", and similar expressions.  The Company bases these forward-looking statements on current expectations and projections about future events, based on information currently available. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements.  The Company disclaims any obligation to update any of its forward-looking statements, except as may be required by law.  The Company’s interest in the Edum Banso Gold Project is subject to final Ghanaian government approval of the licence transfer.  The Company has no mineral resource or reserve estimate for the Edum Banso Gold Project at this time, has no assurance that it will discover significant mineral resources, and may not have sufficient funding to thoroughly explore, drill or develop its property.